Exhibit 99.3

Jackson Fund Services
Fidelity Bond Coverage Requirements
Determination Date: 09-30-2024

	Total Assets (as of 09-30-2024)	Minimum Amount of Bond Required for Joint Coverage

JNL Series Trust	$ 257,988,481,624	$ 2,500,000	[1]
JNL Investors Series Trust	3,290,447,940	2,100,000
Jackson Credit Opportunities Fund	380,965,669	750,000
Jackson Real Assets Fund	177,077,329	600,000
Extra coverage		1,050,000
	Total	$ 7,000,000

Increased Bond Coverage		$ 7,000,000	[2]

Maximum coverage required.
ICI Mutual Insurance Company - Increased coverage from $6,000,000 to $7,000,000, effective September 1, 2024; expires on January 1, 2025.